APC Group, Inc.  1st Quarter 2009 Revenues Increased 78%, Following 4th Quarter 2008 Increases of 176%

FAIRBANKS, AK  — May, 1st 2009 — APC Group, Inc.’s (OTCBB: APCU) revenues increased $28,722.67, or 78%, to $65,229.23 for the three months ended February 28th, 2009 compared to $36,506.56 for the three months ended February 28th, 2008. As reported respectively in its SEC filings.

“We are continuing to strengthen our focus towards sales and building fundamentals through some of the harshest economic times and for that I’m very pleased “said Ken Forster, President and CEO of APC Group” "Most importantly this increase continues from an extremely broad base of customers in Canada and the U.S.

About APC Group, Inc.

APC Group manufactures and distributes the Arctic Leash™ watertight retractable extension cord reel, the MedReel® and a proprietary line of all weather, indoor/outdoor extension cords under the brand name Arctic Leash™ for home and industrial use. APC Group's flagship products are the hospital-grade MedReel, used in hospital operating theaters, patient rooms and medical carts throughout the world; and the Arctic Leash, used in providing watertight retractable power for any climate anywhere in the world.

APC Group's mission is to be the undisputed leader in the innovative design, marketing, sales and distribution of water-tight retractable power cord reels and proprietary extension cord products and accessories. The company markets and distributes products through media attention, conventional advertising, independent sales representatives, distributors, Web sites, and mass retail department stores and chains throughout the United States and Canada.

Watch and read historic APC Group news segments:

First broadcast on or about September 22, 2008:
09 22 2008 KTUU NBC News Story

First broadcast on or about August 15, 2008:
08 15 2008 FOX News Story

First Published on or about August 22, 2008:
www.the-signal.com/news/article/3591/

First broadcast on or about October 24, 2005:
http://video.google.com/videoplay?docid=3791418069258878878&hl=en

Visit APC Group Web sites:

http://www.medreel.com
http://www.arcticleash.com
http://www.apcgroupinc.com

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding APC Group's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which APC Group operates which could have a material effect on APC Group's current business model. The news segments may contain information that may not be current and information that may have been forward looking at the time and subsequently may not have come to fruition. The forward-looking statements contained in this press release and the statements contained in the news segments are also subject to other risks and uncertainties, including those more fully described in APC Group's filings with the SEC. APC assumes no obligation to update these forward-looking statements or the statements in the news segments to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

APC Group, Inc. (OTCBB:APCU)

Contact:
     Contact:
     APC Group, Inc.
     Ken Forster
     Chief Executive Officer
     Phone: 907-457-2501
     Email Contact
     http://www.apcgroupinc.com